Exhibit 15

MANAGEMENT RIGHTS AGREEMENT

This MANAGEMENT RIGHTS AGREEMENT (this “Agreement”) is entered into as of October 31, 2003 by and among eUniverse, Inc., a Delaware corporation (the “Company”), and VantagePoint Venture Partners IV(Q), L.P., VantagePoint Venture Partners IV, L.P. and VantagePoint Venture Partners IV Principals Fund, L.P. (each a “Fund” and together the “Funds” and together with the Company, the “Parties”).

RECITALS

WHEREAS, each Fund is seeking to satisfy certain requirements to qualify, or to maintain its qualification, as a “venture capital operating company” within the meaning of Department of Labor Regulation Section 2510.3-101(d) (the “Regulation”); and

WHEREAS, the Regulation generally requires that a venture capital operating company have direct contractual rights to substantially participate in, or substantially influence the conduct of, the management of its portfolio companies; and

WHEREAS, each Fund additionally is seeking to establish, or to maintain, such rights for purposes of Section 22062 of the California Financial Code and Rule 260.204.9 of the California Code of Regulations (the “California Rules”); and

WHEREAS, in order to induce each Fund to invest in the Company, the Company has agreed to provide such rights to the Funds.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows.

1.               Grant of Management Rights.  From and after each Fund’s purchase of shares of Series C Preferred Stock or Series C-1 Preferred Stock of the Company (the “Securities”), each Fund shall have the following contractual management rights.  Such rights shall be in addition to, and nothing in this Agreement shall be deemed to limit, any other rights that the Fund may hold as a holder of the Securities or otherwise.

a.               The Fund shall be entitled to consult with and advise management of the Company on significant business issues, including without limitation management’s proposed quarterly and annual operating plans.  Upon request by the Fund, management of the Company shall meet with authorized representatives of the Fund, at a mutually agreeable time and place, within thirty days after the end of each calendar quarter for such consultation and advice and to review progress in achieving such plans.

b.              The Fund shall be entitled to examine the books and records of the Company, inspect its facilities, and receive other information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations.

c.               For any period during which an authorized representative of the Fund is not a member of the Company’s Board of Directors or if otherwise requested by a Fund, the Company shall invite the Fund’s authorized representative to attend all meetings of the Board and in connection therewith shall provide to such representative copies of all notices, minutes, consents, and other materials that it provides to its directors.  Such representative may participate in discussions of matters brought before the Board, but shall in all other respects be a nonvoting observer.

2.                                       Limitation on Management Rights.  The Company shall not be required under this Agreement to provide access to attorney/client privileged communications or other information of an extremely sensitive nature the disclosure of which to the Fund would be materially detrimental to the Company.  The Company acknowledges and agrees that the preceding sentence is not intended to prevent the Fund from obtaining information necessary for the Fund to substantially participate in, or substantially influence the conduct of, management of the Company within the meaning of the Regulation or the California Rules.

3.                                       Termination of Management Rights.  The management rights granted in paragraph 1, above, shall terminate upon the earlier of:  (i)  any transaction (including, without limitation, a merger, acquisition or reorganization of the Company) pursuant to which a Fund exchanges 100 percent of the Securities for cash and/or securities that are, have become, or will within 12 months become freely tradable on a United States domestic, national securities exchange; (ii) distribution by the Fund to its constituent partners of 100 percent of the Securities; or (iii) any other transaction pursuant to which the Fund disposes of 100 percent of the Securities exclusively for cash and/or other consideration that does not include debt or equity securities or instruments.

4.                                       Confidentiality.  Except as otherwise required by applicable law, each Fund and any authorized representative acting on behalf of the Fund pursuant to this Agreement shall maintain the confidentiality of all proprietary Company information acquired pursuant to this Agreement and shall not disclose or use such information other than for a Company purpose or with the Company’s consent.  Notwithstanding the foregoing, or any other provision in this Agreement or any other agreement between each Fund and the Company, the Company understands and agrees that each Fund and its representatives are in the business of evaluating technologies and the potential development plans of a large number of companies.  In the course of its business, each Fund is provided access to a variety of, and a steady stream of information regarding, many companies’ business plans, ideas and projections.  Accordingly, the Company acknowledges that each Fund, its representatives and its affiliates may have in the past or may in the future hold discussions with, evaluate an investment in or develop an investment relationship with one or more companies who could be deemed to be competitive with the Company.  Therefore, the use of confidential information in evaluating, making or managing such investments or investment relationships shall not be deemed to be a violation of this Agreement or any other agreement between each Fund and the Company.

5.                                       Restructuring.  Subject to paragraph 3, above, if the Company engages in a restructuring or similar transaction, any resulting entity or entities shall be subject to this Agreement in the same manner as the Company.

6.                                       Parallel Funds.  The Parties acknowledge that one or more investment vehicles may currently or subsequently exist for the principal purpose of investing in parallel with each Fund (each a “Parallel Fund”).  Solely with respect to those Parallel Funds that both (i) hold debt or equity securities or instruments issued by the Company, and (ii) control, are controlled by, or are under common control with the Fund, each Parallel Fund shall (automatically and without the need for further action) be entitled to the same rights as the Fund in the same manner as if such Parallel Fund and the Company had directly entered into an agreement identical to this Agreement.  The Parallel Funds are intended third party beneficiaries of this paragraph 6.

7.                                       Counterparts.  This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all Parties notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

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IN WITNESS WHEREOF the Parties have executed this Management Rights Agreement as of the date first above written.

EUNIVERSE, INC.,

a Delaware corporation

By:

/s/ Brett Brewer
Name: Brett Brewer
Title: President

VantagePoint Venture Partners IV (Q), L.P.
By: VantagePoint Venture Associates IV, L.L.C.,
Its General Partner
By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title: Managing Member

and

VantagePoint Venture Partners IV, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner
By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title: Managing Member

and

VantagePoint Venture Partners IV Principals Fund, L.P.
By: VantagePoint Venture Associates IV, L.L.C.
Its General Partner
By:	/s/ Alan E. Salzman
Name:	Alan E. Salzman
Title: Managing Member

[Signature Page to Management Rights Agreement]